INPOINT
COMMERCIAL REAL ESTATE INCOME, INC.

2901 Butterfield Road, Oak Brook, IL 60523 | www.inland-investments.com/inpoint

April 30, 2020

Dear Fellow Stockholder:

As we all continue to experience the disruptions from the COVID-19 pandemic and the resulting temporary closures of non-essential businesses, we wanted to provide an update on InPoint Commercial Real Estate Income, Inc.'s ("InPoint" or the "Company") current portfolio position and actions we have taken since the pandemic's onset.

As a reminder, on March 27, 2020, InPoint communicated that, as a result of the severe economic consequences of COVID-19 and the local, state and federal government responses to the crisis, it was not feasible to accurately calculate an updated estimated net asset value ("NAV") per share of its common stock. Since that time, despite the many government programs put in place to stem economic fallout, market conditions in the U.S. remain difficult with rapidly increasing unemployment and deteriorating economic activity. Thus, we maintain our position that it is not currently possible to accurately calculate an NAV for the InPoint share classes due to this continued uncertainty surrounding the commercial real estate market. It is our goal to calculate an updated NAV, and ultimately reinstate sales of shares of the Company's common stock, the share repurchase plan and the distribution reinvestment plan once we can accurately assess the post-crisis commercial real estate market conditions.

Along these lines, the Company has not closed any new investments since February 28, 2020, as it is focused on properly managing existing investments and executing on commitments. With regard to portfolio management, the Company is partnering with its borrowers to address the impacts of COVID-19 on their respective properties. To the extent that certain borrowers are experiencing significant financial dislocation, for a limited period of time the Company may consider the use of interest and other reserves or replenishment obligations of the borrower or guarantors to meet current interest payment obligations.

Below are specific updates on our ongoing business operations:

First Mortgage Loans and Warehouse Financing. InPoint's senior loan portfolio, which is comprised of 32 loans with a current principal balance of $533 million, is diversified across property types, which may be advantageous in times of disruption. Our portfolio is comprised of approximately 13% retail and hospitality properties, which were immediately impacted by the necessary temporary closure of non-essential businesses and stay-at-home orders. The remaining 87% of our portfolio is made up currently of more stable asset classes, such as multifamily, office and industrial – all of which, at this time, appear to have lower performance risk due to the pandemic. We are closely monitoring the loans in our portfolio and communicating with borrowers to ascertain their ability to collect rent from tenants and, therefore, the potential to fulfill their loan obligations.

- No new loan originations since February 28, 2020.
- In April, all our senior mortgage loans, except for one, made their monthly debt service in accordance with their current respective terms. The single exception is for a borrower with whom we have negotiated modified loan terms.
- We are unable to make any assurances at this time with respect to scheduled loan payments in May or subsequent months, but we will continue to work with borrowers, when necessary, to restructure loan terms to provide interim relief during the pendency of the national emergency.
- InPoint's senior loan portfolio is pledged as collateral for approximately $376 million of borrowings on its two warehouse lines of credit.

(Continued on reverse side.)

<u>CMBS and Master Repurchase Facilities.</u> As of December 31, 2019, the Company's exposure to commercial mortgage backed securities ("CMBS") had a value of approximately $157.9 million, or approximately 22% of the Company's total assets. As of that date, our CMBS served as collateral for $107.5 million of financing through master repurchase facilities ("repo"). The Company has been asked by its banks to post additional collateral to further secure the financing and we have provided such additional collateral, as requested. In addition, since December 31, 2019, the following actions have been taken:

- Through targeted CMBS sales and cash pay downs of our repo facility, the Company has reduced its net securities financing obligations by approximately 55%.
- The CMBS sales have generated a reduction in GAAP book value of approximately 7%.

<u>Cash and Unencumbered Assets.</u> As of the date hereof, the Company has approximately $34 million in available cash as well as $26.5 million of unencumbered assets that are free and clear of any lender claims.

Given our sponsor's and portfolio managers' depth of experience and the quality of our portfolio, we believe InPoint is positioned to navigate this unprecedented crisis. We believe, as stewards of our stockholders' capital, that we have defensively safeguarded our portfolio to weather the immense disruption caused by COVID-19 while preparing our Company to emerge stronger on the other side. Although profound uncertainty persists around the duration and full impact of the pandemic on the U.S. economy and the commercial real estate market, we believe our disciplined approach to managing our credit portfolio backed by high-quality commercial properties will enable us to navigate this difficult time.

Thank you for your ongoing confidence in our expertise. We hope you stay safe and healthy. If you have questions, please contact your financial advisor or our Inland Investor Services team at 800-826-8228.

Sincerely,
INPOINT COMMERCIAL REAL ESTATE INCOME, INC.



Mitchell Sabshon
Chief Executive Officer

Certain statements in this letter constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Words such as "may," "could," "should," "expect," "intend," "plan," "goal," "seek," "anticipate," "believe," "estimate," "predict," "variables," "potential," "continue," "expand," "maintain," "create," "strategies," "likely," "will," "would" and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to those in the Risk Factors section in our most recent Annual Report on Form 10-K and in subsequent filings on Form 10-Q as filed with the Securities and Exchange Commission and made available on our website. Forward-looking statements reflect our management's view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.